AXA PREMIER VIP TRUST
Rule 10f-3 TRANSACTIONS SUMMARY
(SECURITIES PURCHASED IN AN OFFERING IN WHICH AN AFFILIATED UNDERWRITER PARTICIPATES)
"For the period July 1, 2013 - September 30, 2013"

  Underwriter    "Commission,"
  from Whom Principal Amount of Aggregate Amount Purchase  Spread or
Portfolio Name Purchase Date Purchased Purchase by Advisor of Offering Price Profit Security Affiliated Underwriter

Multimanager Core Bond Portfolio - BlackRock 07/30/13 Citigroup Global Markets "$30,000,000" "$650,000,000" $99.579 0.600% WellPoint PNC Capital Markets LLC

Multimanager Core Bond Portfolio - BlackRock 08/06/13 Citigroup Global Markets "$59,675,000" "$1,000,000,000" $99.975 0.400% American International Group PNC Capital Markets LLC

Multimanager Small Cap Growth Portfolio - Morgan Stanley 09/19/13 JP Morgan "$12,000,000" "$282,255,000" $20.00 7.00% Fire Eye Morgan Stanley & Co

Affiliated Underwriter Affiliation Type
Morgan Stanley & Co. Morgan Stanley Investment Management Inc.
PNC Capital Markets LLC "BlackRock Capital Management, Inc."